Exhibit 99.1

12 February 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

€45.0 MILLION ACQUISITION OF GARDNER HOUSE THROUGH NON-PERFORMING LOANS

Kennedy Wilson Europe Real Estate Plc, an LSE listed property company (LSE: KWE) that invests in direct real estate and real estate loans in Europe, announces that it has completed the acquisition of Gardner House, Wilton Place, Dublin 2, previously held as two loans secured by a first ranking mortgage. The purchase price for the property (including costs) is €45.0 million, reflecting a net initial yield of 6.7%.
The acquisition of the underlying real estate was transacted through a cashless acquisition of the property following the consensual resolution of the non-performing loan (NPL) investment with the underlying borrower. The loans were acquired by KWE on 19 November 2014 from a financial institution.
The borrower acquired the property in 2006 for €82.1 million and the unpaid principal balance (“UPB”) on the underlying loans was €74.8 million.
Gardner House is a 75,600 sq ft office building located on Wilton Place, a prime Dublin office location between Baggot Street and Leeson Street being less than two kilometres from Dublin City Centre. The property is let in its entirety to PWC and was its headquarters prior to PWC’s move to One Spencer Dock, Dublin 1. The unexpired lease term is 3.8 years to December 2018.
The property was comprehensively refurbished in 2010 and has been sublet to LinkedIn for the remaining lease term and serves as its European headquarters. It also benefits from an unimplemented planning consent to extend the building by 42,000 sq ft including a new façade.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The off market purchase of the Gardner House loans back in November provided KWE with a high quality income stream while we explored resolutions with the borrower. We are pleased to successfully employ our ‘loan-to-own’ strategy to access a high quality property in a prime location. Our ability to deliver significant value-enhancing asset management initiatives into a strong Dublin office market makes this a very attractive addition to our Dublin portfolio.”
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For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Nick Taylor/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is a listed property company that floated on the Premium Segment of the London Stock Exchange (LSE: KWE) in February 2014 to invest in real estate and real estate loans across Europe. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company continues to pursue a pan-European investment strategy and has acquired a significant portfolio of £2 billion invested across a variety of subsectors with the majority weighted towards office and retail. The portfolio is currently located across the UK and Ireland, and weighted towards London, the South East and Dublin. The Company is externally managed by Kennedy Wilson through a wholly-owned subsidiary acting as investment manager. It benefits from a 70+ strong team of real estate and real estate debt professionals operating from offices in London, Dublin, Madrid and Jersey. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

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